Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2025, relating to the consolidated financial statements of Southport Acquisition Corporation (the “Company”). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/S/ BDO USA, P.C.

New York, New York

November 17, 2025